Exhibit 23.9

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Aurous Resources (the “Company”) on Amendment No. 4 to Form F-4 (File No. 333-280972) of our report dated November 8, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated balance sheet of the Company as of September 30, 2024, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

December 20, 2024